EXHIBIT 99.1

The Bon-Ton Stores, Inc., Announces Retirement Plans for Tony Buccina

~ Company Names Luis Ferandez Executive Vice President, Chief Marketing Officer ~

YORK, Pa.--(BUSINESS WIRE)--April 30, 2012--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced that after 20 years with the Company, Tony Buccina has stated his intention to retire as Vice Chairman, President – Merchandising, effective February 15, 2013. The Company will commence a search for a new Chief Merchandising Officer during this period.

Brendan Hoffman, President and Chief Executive Officer, stated, “I am pleased Tony is staying on through the fiscal year to assist me in my transition here at Bon-Ton. Tony has been a great partner to both our vendor community and to me. I appreciate the leadership and the contributions he has provided to the Company over the years and will continue to provide this year.”

Additionally, the Company announced the appointment of Luis Fernandez, 44, to the newly created position of Executive Vice President and Chief Marketing Officer of the Company, effective May 7, 2012, reporting to Mr. Hoffman. Mr. Fernandez will have responsibility for Sales Promotion and Marketing and eCommerce.

Mr. Fernandez joins Bon-Ton from Neiman Marcus Group where he most recently served as Vice President, Last Call Marketing & Customer Insight. In this position, he led planning, management and optimization of multi-channel marketing for the Last Call division. From 2007 to 2010, he served as Vice President, Marketing, Online and Catalog, and from 2002 to 2006, Vice President, Marketing & Systems Strategy at Neiman Marcus Group.

In conjunction with Mr. Fernandez’s extensive marketing responsibilities, he developed a successful new branding strategy for the Neiman Marcus Group with greater focus on a younger, more contemporary customer. In addition, he managed advanced customer relationship management (“CRM”) systems and strategies, providing marketing research and analytics to support Neiman Marcus, Bergdorf Goodman, Neiman Marcus Direct and Last Call. Prior to Neiman Marcus Group, Mr. Fernandez’s background included Marketing, Customer Insight, Systems Strategy and Online Catalogs with various retailers including The Limited, Victoria’s Secret Stores, and Alliance Data Systems. In 1990, Mr. Fernandez graduated from Yale University, earning a Bachelor of Arts with Distinction, Summa Cum Laude.

Mr. Hoffman stated, “I am very excited to welcome Luis as a new member of the Bon-Ton team. I had the pleasure of working with him at Neiman Marcus and have a great deal of respect for the knowledge and experience he brings to this position. I know Luis shares my vision of optimizing technology to reach our customers – existing and new – to increase awareness of our message of fashion, quality and value. We look forward to his contributions to our organization.”

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The department stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; operational disruptions; unsuccessful marketing initiatives; the failure to successfully implement our key strategies; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; the financial condition of mall operators; the successful transition of the position of chief executive officer from Mr. Bergren to Mr. Hoffman. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com